SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

     Filed by the  registrant |X|
     Filed by a party other than the registrant |_|
     Check the appropriate box:

     |X| Preliminary proxy statement  |_|Confidential, For Use of the
                                         Commission Only (as permitted by
     |_| Definitive proxy statement      Rule 14a-6(e)(2))

     |_| Definitive additional materials

     |_| Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

           Windsor Park Properties 4, a California limited partnership
                (Name of Registrant as Specified in Its Charter)

           Windsor Park Properties 4, a California limited partnership
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (check the appropriate box):

     |X|   No Fee Required.
     |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1)   Title of each class of securities to which transaction applies:

     (2)   Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to exchange Act Rule 0-11: 1

     (4)   Proposed maximum aggregate value of transaction:

     (5)   Total fee paid:

     |_|   Fee paid previously with preliminary materials:

     |_| Check box if any part of the fee is offset as provided by Exchange act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
     (1) Amount previously paid:

     (2) Form, schedule or registration statement no.:

     (3) Filing party:

     (4) Date filed:

______________

1 Set forth the amount on which the filing fee is calculated and stated how it was determined.

                         CONSENT SOLICITATION STATEMENT

                           Windsor Park Properties 4,
                        A California Limited Partnership
                            6430 South Quebec Street
                            Englewood, Colorado 80111


         In accordance with the Agreement of Limited Partnership (the "Partnership Agreement") of Windsor Park Properties 4, a California limited partnership (the "Partnership"), the term of the Partnership expired on December 31, 1997, and accordingly, the general partners of the Partnership (the "General Partners") are obligated to liquidate and dissolve the Partnership.

         The purpose of this Consent Solicitation is to obtain the consent of the holders (the "Limited Partners") of units of limited partner interest in the Partnership (the "Units") to the plan of liquidation adopted by the General Partners (the "Plan of Liquidation"), pursuant to which the Partnership will sell its single remaining wholly owned property and its six partial ownership interests in other properties (together, the "Properties") to N' Tandem Trust, a California business trust ("N' Tandem"), whose advisory company is the managing general partner of the Partnership (the "Managing General Partner"). Upon completion of the Plan of Liquidation, final liquidating distributions (estimated to be an average of approximately $44.18 per Unit) will be made to the partners in accordance with the terms of the Partnership Agreement.

         The proposed transaction is subject to certain risk factors described herein, including the following:

     The General Partners have engaged in limited marketing efforts with respect to the sales of the Properties;

     The potential conflicts of interest of the Managing General Partner;

     The Limited Partners will lose the opportunity to benefit from potential increases in the value of the Properties;

     No fairness opinion has been sought with respect to the sale of the Properties; and

     The sale of the Partnership's Properties and liquidation of the Partnership will have a tax impact on Limited Partners,
     producing   ordinary   income   attributable   to  accelerated
     depreciation recapture of approximately $14.76 per Unit.

         The close of business on December 2, 1998 has been fixed as the record date for determining Limited Partners entitled to give written consent to the sales and the Plan of Liquidation. In order to be valid, a consent must be received prior to January 31, 1999.

         LIMITED PARTNERS ARE URGED TO COMPLETE, SIGN AND DATE THE ENCLOSED CONSENT FORM AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, TO BE RECEIVED NO LATER THAN JANUARY 31, 1999.

        This Consent Solicitation Statement is dated December ___, 1998.

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS CONSENT SOLICITATION STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS CONSENT SOLICITATION STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A CONSENT IN ANY JURISDICTION TO OR FROM ANY PERSON TO OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH CONSENT SOLICITATION IN SUCH JURISDICTION.

         NEITHER THE PLAN OF LIQUIDATION NOR THIS CONSENT SOLICITATION STATEMENT HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE PLAN OF LIQUIDATION OR THE ACCURACY OR ADEQUACY OF THIS CONSENT SOLICITATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE PARTNERSHIP OR THE GENERAL PARTNERS.

                              AVAILABLE INFORMATION

         The Partnership is subject to certain informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission at 7 World Trade Center, New York, New York 10048, and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a site on the Internet at http://www.sec.gov that contains reports, proxy and other information statements and other information regarding registrants that file electronically with the Commission.

         Statements contained herein concerning the provisions of documents are summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document if attached as an appendix hereto.

                       This Consent Solicitation Statement
                           was first mailed to Limited
                         Partners on December __, 1998.

                                TABLE OF CONTENTS

SUMMARY  1

Purpose of the Consent Solicitation.....................1

Background of the Proposed Transaction..................1

Valuation of Properties.................................2

Appraisals..............................................3

Recommendation of the General Partners..................3

Alternatives Considered.................................4

Summary Risk Factors....................................4

Certain Federal Income Tax Considerations...............5

Consent Procedures; Transactions Authorized by Consents.6

Record Date; Required Consents..........................6

No Appraisal or Dissenters' Rights......................6

Historical Distributions................................7

SUMMARY HISTORICAL FINANCIAL DATA.......................8

CERTAIN RISK FACTORS AND OTHER CONSIDERATIONS...........9

The General Partners Have Engaged in Limited Marketing
Efforts with Respect to the Properties..................9

Conflicts of Interest...................................9

Loss of Opportunity to Benefit from Future Events.......9

No Fairness Opinion Sought with Respect to the Sales....9

Tax Consequences.......................................10

DESCRIPTION OF THE PROPOSED TRANSACTION................10

Purpose of the Consent Solicitation....................10

Background of the Proposed Transaction.................10

The Purchase and Sale Agreement........................11

Solicitation Expenses..................................12

Estimate of Liquidating Distributions Payable to
Limited Partners ......................................12

Recommendation of the General Partners.................13

Alternatives Considered................................14

Nature of Ownership Interests in Properties............15

APPRAISALS.............................................16

Summary of Methodology of Appraisals...................16

Description of Properties, Appraised Values and
Ownership Interests ...................................18

FEDERAL INCOME TAX CONSIDERATIONS......................19

Overview.............................................. 19

Taxation on the Sales..................................20

Liquidation of the Partnership.........................20

Income Tax Rates/Taxation of Gains and Losses..........21

CONSENT PROCEDURES; TRANSACTIONS AUTHORIZED BY
CONSENTS...............................................21

Solicitation of Consents...............................22

Record Date; Required Vote.............................23

No Appraisal or Dissenters' Rights.....................23

Consequences If Consents Are Not Obtained..............23

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE........24

                                     SUMMARY

         The following summarizes certain information contained elsewhere in this Consent Solicitation Statement. While the purpose of this Summary is to discuss and disclose the material aspects of the Sales and the Plan of Liquidation, this Summary is not intended to be complete, and is qualified in its entirety by reference to the more detailed information contained elsewhere herein.

Purpose of the Consent Solicitation

         In accordance with the Agreement of Limited Partnership (the "Partnership Agreement") of Windsor Park Properties 4, a California limited partnership (the "Partnership"), the term of the Partnership expired on December 31, 1997, and accordingly, the General Partners are obligated to take actions to liquidate and dissolve the Partnership. The purpose of this Consent Solicitation is to obtain the consent of the holders (the "Limited Partners") of units of limited partner interest in the Partnership (the "Units") to the plan of liquidation adopted by the General Partners (the "Plan of Liquidation"), pursuant to which the Partnership will sell (the "Sales") to N' Tandem Trust, a California business trust ("N' Tandem"), its six partial ownership interests ("Ownership Interests") in properties and its single remaining wholly owned property (such property, together with the Ownership Interests are sometimes hereinafter referred to as the "Properties"). The managing general partner of the Partnership (the "Managing General Partner") is the advisor to N' Tandem, and is wholly owned by Chateau Communities, Inc. ("Chateau"), a real estate investment trust which owns approximately 9.8% of the outstanding capital stock of N' Tandem. The terms of the Sales are set forth in a Purchase and Sale Agreement between N' Tandem and the Partnership (the "Purchase and Sale Agreement"), as more particularly described herein. Upon completion of the Plan of Liquidation, final liquidating distributions will be made (estimated to average approximately $44.18 per Unit) to the partners in accordance with the terms of the Partnership Agreement.

Background of the Proposed Transaction

         In the third quarter of 1997, the General Partners began to develop a plan to liquidate the Partnership. As a first step in this process, the General Partners ordered appraisals (the "Appraisals") for the Properties. The General Partners received the Appraisals in December 1997, which reported on the appraised values of the Properties as of December 1997 (the "Appraised Values").

         After reviewing the Appraisals, the General Partners established the basic outline for a plan of liquidation for the Partnership. This plan had two basic aspects. The first part involved efforts to sell one of the Partnership's wholly owned Properties, and its largest Ownership Interest, to third parties. In this regard, the General Partners marketed the Sunrise Village Property and the Harmony Ranch Property (in which the Partnership has a 75% Ownership Interest) for sale to third parties. These efforts resulted in the sale of the Sunrise Village Property in May 1998, but not in any other completed transactions.

         The second part of the plan involved the sale of the remaining Ownership Interests and any other assets not sold to third parties to N' Tandem, which already owned separate partial interests in two of the Properties. The General Partners decided not to attempt to market the remaining Partnership's Ownership Interests for sales to parties other than N' Tandem based, in part, on their belief that very limited demand for these Ownership Interests exists and that any prospective buyers for these interests would not be willing to pay the Partnership the full value of the Ownership Interests based on the value of the underlying Properties due to several factors, including that control over the underlying Properties is vested in the Managing General Partner. See

"Description of the Proposed Transaction-Nature of Ownership Interests." The General Partners also believed that N' Tandem would not view these control issues in the same negative light as a prospective buyer who is unfamiliar with the Properties and the Managing General Partner and that N' Tandem would be willing to purchase the Ownership Interests without a minority interest discount. However, the General Partners could not engage in serious discussions or negotiations with N' Tandem until N' Tandem adopted certain changes to its organizational documents which permitted N' Tandem to purchase additional properties. After N' Tandem adopted these changes in the third quarter of 1998, the General Partners and representatives of N' Tandem negotiated the purchase prices (the "Purchase Prices") and the other terms of the Sales for the remaining Property and the Ownership Interests. Representatives of N' Tandem agreed to pay the full Appraised Value for the remaining Property and an amount for each Ownership Interest equal to the full value of the Ownership Interest based on the Appraised Values.


         It is currently anticipated that the Sales will occur as soon as practicable following the approval by Limited Partners of the Sales and the Plan of Liquidation. If sufficient consents to proceed with the Sales are not obtained, the General Partners intend to explore, consider and pursue such alternatives as may be available to the Partnership.

Valuation of Properties

         The following table sets forth a list of the Partnership's wholly owned Property and the Ownership Interests and their respective values (based on the Appraised Values), the debt attributable to the Ownership Interests held by the Partnership, and the value of the Property or Ownership Interest after deducting attributable debt:

[CAPTION]

      Name of Property     Ownership %     Date Acquired     Value of Property or    Debt Attributable     Net Value of
                                                              Ownership Interest      to Property or        Property or
                                                              Before Indebtedness        Ownership          Ownership
                                                           Based on Appraised Value      Interest           Interest

    Sunset Vista              100%          April 1987         $   3,800,000                 0             $ 3,800,000
       Magna, UT
    Big Country Estates        60%         December 1986       $   1,620,000                 0             $ 1,620,000
       Cheyenne, WY
    Harmony Ranch              75%         December 1986       $   1,762,500             $   900,000       $   862,500
       Thonotosassa, FL
    Rancho Margate             33%        September 1995       $   2,112,000             $ 1,202,000       $   910,000
       Margate, FL
    Winter Haven               33%         October 1995        $   1,221,000             $   528,330       $   692,670
       Winter Haven, FL
    Apache East                25%         February 1997       $     495,000             $   276,123       $   218,877
       Phoenix, AZ
    Denali Park                25%         February 1997       $     861,250             $   480,378       $   380,872
                                                                ------------              ----------        ----------
        Phoenix, AZ
           Total                                               $  11,871,750             $3,386,831        $ 8,484,919



         N' Tandem has agreed to pay cash for the Property and Ownership Interests.

Appraisals

         In November and December 1997, the Partnership ordered Appraisals with respect to each of the Properties. Each of the appraisers (the "Appraisers") is MAI certified and was selected based upon such Appraiser's expertise and/or experience within the geographic area that each Property was located, as well as such Appraiser's familiarity with valuing real estate underlying manufactured home communities. A further description of the Appraisals, including a summary of the methodology used in determining Appraised Values, is set forth under the caption "Appraisals."

Recommendation of the General Partners

         The General Partners believe that the Sales and the Plan of Liquidation are (i) consistent with the Original Objectives of the Partnership (as hereafter defined), (ii) contemplated by the terms of the Partnership Agreement, (iii) consistent with the desires and current investment objectives of a majority of the holders of the Units, and (iv) superior to any alternative courses of action that the General Partners believe are available to the Partnership. Accordingly, the General Partners believe that the terms of the Sales are fair to, and in the best interests of, the Limited Partners and have approved the Sales and the Plan of Liquidation and recommend their approval by the Limited Partners. In reaching this determination the General Partners considered among other things, the following factors:

          In each instance, N' Tandem is paying the full Appraised Value for the Properties, without a discount for the fact that the Partnership owns only a minority Ownership Interest in the majority of the Properties;

          N' Tandem is willing to buy all of the Partnership's Properties at their full Appraised Value;

          Due to N' Tandem's Advisor's familiarity with the Properties, N' Tandem is willing to purchase the Properties "as-is," and without representations or warranties from the Partnership;

          As a result, the General Partners will be able to make full liquidating distributions (without any holdback for future contingencies) promptly upon the approval of the Sales and the Plan of Liquidation by the Limited Partners;

          The Sales do not involve any brokerage commissions payable by the Partnership; and

          The other expenses likely to be incurred by the Partnership in connection with the Sales are expected to be substantially lower than if the Properties were sold to a third party who is unfamiliar with the Properties and the Managing General Partner.

         The General Partners also believe that the Sales are procedurally fair to the Limited Partners, based in part on the following factors:

          The Properties have been independently appraised by MAI certified appraisers, and the fact that N' Tandem is paying the full value of the Properties based on the Appraised Values;

          The Sales are subject to the approval of Limited Partners holding not less than a majority of the issued and outstanding Units; and

          The Sales have been structured to provide the Partnership and Limited Partners with benefits that are not likely to be available in a sale to a different party.

         In reaching their determination that the Sales are fair to, and in the best interests of, the Limited Partners, the General Partners also considered potentially negative aspects of the proposed transaction, including the various factors and information set forth under "Risk Factors" and elsewhere in this Consent Solicitation Statement, including the following:

         The Partnership has engaged in limited marketing efforts with respect to the Properties;

         The Managing General Partner of the Partnership is the advisor to N' Tandem. Chateau, which is the sole stockholder of the Managing General Partner, owns approximately 9.8% of the outstanding capital stock of N' Tandem. As a result, the Managing General Partner may be subject to conflicts of interest with respect to the Sales;

          It is possible that the future performance of the Properties will improve or that prospective buyers may be willing to pay more for the Properties in the future;

          The General Partners have not in connection with the Sales sought to obtain an opinion relating to the fairness, to the Limited Partners, of the Sales; and

          The Sales will have a tax impact on Limited Partners, producing ordinary income attributable to accelerated depreciation recapture of approximately $14.76 per Unit;

         The foregoing discussion of the positive, negative and other information and factors considered by the General Partners is not intended to be exhaustive. The General Partners did not assign relative weights to the above factors or determine that any factor was of particular importance. A determination of various weightings would, in the view of the General Partners, be impractical. Rather the General Partners viewed their position and recommendations as being based on the totality of the information presented to, and considered by, them.

Alternatives Considered

         Under the Partnership Agreement, the term of the Partnership is through December 31, 1997. Pursuant to the Partnership Agreement, the General Partners were required to proceed with a winding up and liquidation of the Partnership, and to take such actions as are required to cause the partners of the Partnership to receive liquidating distributions. Accordingly, the General Partners are not in a position to, and did not consider, any alternatives other than to proceed with selling the Properties. While the General Partners did consider the possibility of selling the Properties to parties other than N' Tandem, the General Partners ultimately concluded that such alternative transactions would not be likely to result in the distribution of greater liquidating proceeds to the Limited Partners.

Summary Risk Factors

         The General Partners Have Engaged in Limited Marketing Efforts with Respect to the Properties. The General Partners have engaged in only limited marketing efforts with respect to the Properties. Additionally, the General Partners do not intend to take significant actions to market or sell the remaining Properties pending the results of this Consent Solicitation.

         Conflicts of Interest. The Sales, and the recommendations of the General Partners set forth herein, could be deemed to involve certain conflicts of interest between the Managing General Partners, and Limited Partners in that the Managing General Partner of the Partnership is the Advisor to N' Tandem pursuant to an advisory agreement with N' Tandem. Under the advisory agreement, the Managing General Partner is entitled to (i) annual advisory fees based on the value of N' Tandem's assets, (ii) brokerage commissions in connection with acquisitions of properties and other assets, and (iii) a subordinated incentive fee payable on liquidation of N' Tandem based on N' Tandem's performance. In connection with the Sales, pursuant to the advisory agreement, the Managing General Partner will receive a brokerage commission from N' Tandem equal to 3% of the Purchase Price for each Property or Ownership Interest, or $356,153. The Managing General Partner's sole stockholder is Chateau, which also owns approximately 9.8% of the outstanding capital stock of N' Tandem.

         Loss of Opportunity to Benefit from Future Events. It is possible that the future performance of the Properties will improve or that prospective buyers may be willing to pay more for the remaining Properties in the future. It is possible that Limited Partners might earn a higher return on their investment if the Partnership retained ownership of the Properties. By approving the Sales, Limited Partners will also be foregoing certain current benefits of ownership of the Properties, such as continuing distributions.

         No Fairness Opinion Sought with Respect to the Sales. The General Partners have not in connection with the Sales sought to obtain an opinion relating to the fairness, to the Limited Partners, of the Sales. The Partnership Agreement does not require any such fairness opinion to be obtained and the General Partners concluded that because all of the Purchase Prices for the Partnership's Properties are based on Appraised Values, no such opinion is warranted. Had such a fairness opinion been obtained, the Purchase Prices, or other terms of the Sales, might have been different, and possibly more favorable to the Partnership and the Limited Partners.

         Tax Consequences. The Sales will have a tax impact on Limited Partners, producing ordinary income attributable to accelerated depreciation recapture of approximately $14.76 per Unit.

Certain Federal Income Tax Considerations

         The following is a brief summary of certain United States federal income tax consequences to Limited Partners arising from the Sales and liquidation of the Partnership:

         Tax Consequences of the Sales. The Sales should result in the recognition of gain by the Partnership and, therefore, should result in recognition of gain by the Limited Partners. The amount of gain recognized by the Partnership with respect to each of the Properties and Ownership Interests will equal the difference between (i) the Partnership's amount realized (i.e., the amount of cash received increased by the amount of liabilities of the Partnership assumed or taken subject to by the purchaser) and (ii) the Partnership's adjusted tax basis in each of the Properties and Ownership Interests. The aggregate gain expected to be recognized by the Partnership on the Sales is approximately $2,965,573.

         Allocation of Gain. The $2,965,573 gain recognized by the Partnership in the year of Sales will be allocated among the partners in accordance with the terms of the Partnership Agreement. These provisions will result in an allocation of approximately $2,935,917 of taxable gain on the Sales to Limited Partners (or an average of $15.03 per Unit). The gain per Unit resulting from the Sales is primarily caused by the fact that the Partnership generated tax losses in prior years that were allocated to Limited Partners.

         Tax Consequences of Liquidation. Upon liquidation of the Partnership, a Limited Partner will recognize gain or loss equal to the difference between the cash received by such Limited Partner (including the Limited Partner's share of partnership liabilities under Section 752 of the Code (as hereafter defined), assumed by the purchaser, and the adjusted tax basis of the Limited Partner's

Units, adjusted by such Limited Partner's allocable share of income, gain or loss arising from normal Partnership operations for the year of liquidation and the sale of the Properties and Ownership Interests in the year of liquidation. See "-- Taxation on Sales -- Allocation of Gain" above. It is expected that a Limited Partner will recognize an average loss of approximately $10.80 per Unit on liquidation of the Partnership.

Consent Procedures; Transactions Authorized by Consents

         The  consents  being  solicited   hereby  will  authorize  the  General
Partners: (i) to complete the Sales at any time on or prior to September 30, 1999, and to proceed with the Plan of Liquidation; and (ii) to take all actions necessary or appropriate, as determined by the General Partners, to complete the Sales and to proceed with the Plan of Liquidation, including, without limitation, agreeing to any changes to the Purchase and Sale Agreement, provided that any such change does not, in the reasonable judgment of the General
Partners, have a material adverse effect on the Limited Partners, or is otherwise in the best interests of the Limited Partners.

         Consents are being solicited from the Limited Partners in accordance with the requirements of the Partnership Agreement.

Record Date; Required Consents

         The close of business on December 2, 1998 has been fixed as the record date (the "Record Date") for determining Limited Partners entitled to consent to the Sales and the Plan of Liquidation. As of the Record Date, there were 195,366 Units outstanding held of record by a total of 2,424 Limited Partners. Pursuant to the Partnership Agreement, the Sales and the Plan of Liquidation require the consents of Limited Partners holding at least a majority of the outstanding Units. Each Unit entitles the holder thereof to cast one vote with respect to the approval of the Sales and the Plan of Liquidation. As of the Record Date, the General Partners and their affiliates own approximately 1,000 Units (or approximately 0.5% of total outstanding Units) and have indicated that they intend to consent to the Sales and the Plan of Liquidation with respect to all such Units.

No Appraisal or Dissenters' Rights

         If Limited Partners owning the requisite number of Units in the Partnership consent to the Sales and Plan of Liquidation, all Limited Partners of the Partnership will be bound by such consent, including Limited Partners who have not returned their consents or who have denied consent. None of the Partnership Agreement, California law or the proposed terms and conditions of the Sales or the Plan of Liquidation provide objecting Limited Partners with the right to exercise any dissenters', appraisal or similar rights.

Historical Distributions

Set forth below is certain information relating to distributions made by the Partnership since January 1, 1993:



          Year                             Total Aggregate       Total Aggregate to Limited         Per Unit to
                                           To all Partners                Partners                Limited Partners

          1998*                                $440,500               $  435,700                         $2.23
          1997                                 $452,500               $  448,000                         $2.28
          1996                                 $452,500               $  448,000                         $2.26
          1995                                 $339,400               $  336,000                         $1.68
          1994                                 $813,100               $  805,000                         $4.00
          1993                               $5,516,300               $5,461,200                        $27.17
          ----------
          * Through September 30, 1998.
          (1) The portion of such  distribution  representing  a return of capital to Limited
              Partners is as follows:  1998 (0%);  1997 (0%);  1996 (0%),  1995 (0%);  1994
              (50%); and 1993 (87%).

         The Partnership is not in arrears with respect to any dividends or distributions, and the Partnership has made all distributions required to be made by it under the Partnership Agreement.

                        SUMMARY HISTORICAL FINANCIAL DATA

         The following summary historical financial data, insofar as it relates to each of the years ended December 31, 1993 through 1997, has been derived from the annual financial statements of the Partnership, including the balance sheet at December 31, 1997 and the related statements of income for the two years ended December 31, 1996 and 1997 and notes thereto as included in the Partnership's annual report on Form 10-KSB for December 31, 1997. The data for the nine months ended September 30, 1998 has been derived from unaudited financial statements as included in the Partnership's quarterly report on Form 10-QSB/A for the quarter ended September 30, 1998, which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods. The results set forth for the nine-month periods ended September 30, 1998 and 1997 are not necessarily indicative of results to be expected for a full year.


                              For the Nine Months                    For the Year Ended December 31,
                              Ended September 30,


                                 1998         1997         1997        1996        1995         1994         1993

   Statement of Operations
   Data:
   Revenues                    $903,700    $1,008,400   $1,359,500  $1,349,800  $1,241,600   $1,139,100   $1,500,300

   Net income (loss)(1)        $183,200      $26,000     $38,900     $144,400   $(991,200)   $(567,400)    $325,100

   Earnings (loss) per share     $0.93        $.13         $.20        $.72       $(4.89)      $(2.79)      $1.60
   Balance Sheet Data:
   Total Assets               $5,372,000   $7,428,500   $7,390,800  $7,815,900  $7,826,800   $7,760,500   $9,544,700

   Long tem debt                  --       $1,775,000   $1,775,000  $1,775,000  $1,400,000        -           -

   Other Data:
   Distributions per             $2.23        $2.27       $2.28       $2.26        $1.68        $4.00       $27.17
   limited(1)
   partnership unit

---------------
(1)  The Partnership sold its interests in three investment properties, incurring a gain of $1,104,000.


                  CERTAIN RISK FACTORS AND OTHER CONSIDERATIONS

         The Sales involve certain risks, conflicts of interest and other considerations, which are discussed below. Limited Partners are urged to consider such factors and considerations and to consult with their independent legal, financial and tax advisors before consenting to the Sales and the Plan of Liquidation.

The General Partners Have Engaged in Limited Marketing Efforts with Respect to the Properties

         The General Partners have engaged in only limited marketing efforts with respect to the Properties. Additionally, the General Partners do not intend to take significant actions to market or sell the Properties pending the results of this Consent Solicitation. While aggressively marketing the Properties to third parties could conceivably result in a higher purchase price being paid for the Properties, the General Partners do not believe that doing so is likely to result in superior transaction for the Limited Partners, especially given the brokerage commissions and other increased selling expenses that would be incurred by the Partnership.

Conflicts of Interest

         The Sales and the Plan of Liquidation, and the recommendation of the General Partners set forth herein, could be deemed to involve certain conflicts of interest between the Managing General Partner and Limited Partners in that the Managing General Partner of the Partnership is the Advisor to N' Tandem pursuant to an Advisory Agreement dated April 9, 1992 (the "Advisory Agreement"). Under the Advisory Agreement, the Managing General Partner is entitled to the following fees: (i) annual subordinated advisory fees of up to 1% of invested assets, and .05% of uninvested assets of N' Tandem, (ii) brokerage commissions in connection with the acquisition of properties by N' Tandem equal to the lesser of one-half of the brokerage commission paid, or 3% of the sales price, and (iii) a subordinated incentive fee on the disposition of N' Tandem's assets equal to 15% of cash remaining from sales or financing of N' Tandem assets after holders of shares of beneficial interest of N' Tandem have received specified preferred returns. In connection with the Sales, pursuant to the Advisory Agreement, the Managing General Partner will receive a brokerage commission from N' Tandem equal to 3% of the Purchase Price for each Property or Ownership Interest, or $356,153.

         Ownership by Parent of the Managing General Partner of Minority Interest in N' Tandem. Chateau, the sole stockholder of the Managing General Partner, currently owns approximately 9.8% of the outstanding capital stock of N' Tandem. Chateau and N' Tandem anticipate that in the first or second quarter of 1999, Chateau may acquire additional equity interests in N' Tandem that could cause it to own up to a 45% equity interest in N' Tandem.

Loss of Opportunity to Benefit from Future Events

         It is possible that the future performance of the Properties will improve or that prospective buyers may be willing to pay more for the remaining Properties in the future. It is possible that Limited Partners might earn a higher return on their investment if the Partnership retained ownership of the Properties. By approving the Sales and the Plan of Liquidation, Limited Partners will also be foregoing certain current benefits of ownership of the Properties, such as continuing distributions.

No Fairness Opinion Sought with Respect to the Sales

         The General Partners have not in connection with the Sales sought to obtain an opinion relating to the fairness, to the Limited Partners, of the Sales. The Partnership Agreement does not require any such fairness opinion to be obtained and the General Partners concluded that because all of the Purchase Prices for the Partnership's Properties are based on Appraised Values, no such opinion is warranted. Had such a fairness opinion been obtained, the Purchase Prices, or other terms of the Sales, might have been different, and possibly more favorable to the Partnership and the Limited Partners.

Tax Consequences

         The Sales will have a tax impact on Limited Partners. For a discussion of the tax impact of the Sales, and the Partnership's assumptions and the bases therefor, see "Federal Income Tax Consequences." THE SPECIFIC TAX IMPACT OF THE SALES ON LIMITED PARTNERS SHOULD BE DETERMINED BY LIMITED PARTNERS IN CONSULTATION WITH THEIR OWN TAX ADVISORS.


                     DESCRIPTION OF THE PROPOSED TRANSACTION

Purpose of the Consent Solicitation

         In accordance with the Partnership Agreement, the term of the Partnership expired on December 31, 1997, and accordingly, the General Partners are obligated to take actions to sell the Partnership's assets and to liquidate the Partnership.

         The purpose of this Consent Solicitation is to obtain the consent of the Limited Partners to a Plan of Liquidation whereby the Partnership will sell all of its Properties and Ownership Interests to N' Tandem pursuant to the Purchase and Sale Agreement. Following the consummation of the Sales, the Partnership would be liquidated and dissolved, and liquidating distributions will be made to the partners in accordance with the terms of the Partnership Agreement.

Background of the Proposed Transaction

         The Partnership was formed in June 1986 pursuant to the provisions of the California Uniform Limited Partnership Act. The Partnership was organized as a finite-life entity to acquire and hold existing manufactured home communities for investment for a limited time period. Its principal investment objectives were to provide to its Limited Partners: (i) distributions of cash from operations, (ii) preservation, protection and eventual return of the Limited Partners' investment, and (iii) realization of appreciation in the value of the properties acquired (the "Original Objectives"). It was originally anticipated that the Partnership would be liquidated and dissolved at year end 1997. In September of 1997, all of the outstanding capital stock of the Managing General Partner was purchased by Chateau.

         Immediately following this transaction, the General Partners, in the third quarter of 1997, began to develop a plan to liquidate the Partnership. As a first step in this process, the General Partners ordered Appraisals for the two Properties which were wholly owned by the Partnership and for the six communities in which the Partnership holds a partial Ownership Interest. The General Partners received the Appraisals in December 1997, which reported on the Appraised Values of the Properties as of December 1997.

         After reviewing the Appraisals, the General Partners established the basic outline for a plan of liquidation for the Partnership. This plan had two basic aspects. The first part involved efforts to sell the Sunrise Village Property and Harmony Ranch Property (in which the Partnership owns a 75% Ownership Interest) to third parties. In this regard, the General Partners attempted to market the Sunrise Village and the Harmony Ranch Property for sale to third parties. The General Partners entered into a purchase and sale agreement relating to the Sunrise Village Property and closed on the sale of the

Sunrise Village Property in May, 1998. In July, 1998, the Partnership entered into a letter of intent providing for the sale of the Harmony Ranch Property to a third party for $2,350,000, of which $1,762,500 would be attributable to the Partnership's 75% Ownership Interest. Subsequently, a portion of the Harmony Ranch Property became flooded as a result of a period of unusually high rainfall in central Florida. Although most of the damage to the Harmony Ranch Property was covered by insurance, as a result of the flooding problems, the purchaser failed to close on the sale. The General Partners subsequently remarketed the Harmony Ranch Property without success, as all subsequent offers were substantially below the original contract price.

         The second part of the plan involved the sale of the remaining Ownership Interests, and any other assets not sold to third parties, to N' Tandem, which already owned separate partial interests in two of the Properties. The General Partners decided not to attempt to market the remaining
Partnership's Ownership Interests for sales to parties other than N' Tandem based, in part, on their belief that very limited demand for these Ownership Interests exists and that any prospective buyers for these interests would not be willing to pay the Partnership the full value of the Ownership Interest, based on the value of the underlying Properties, due to several factors, including that control over the underlying Properties is vested in the Managing General Partner.

         The General Partners also believed that N' Tandem would not view these control issues in the same negative light as a prospective buyer who is unfamiliar with the Properties and the Managing General Partner and that N' Tandem would be willing to purchase the Ownership Interests without a minority interest discount. However, the General Partners could not engage in serious discussions or negotiations with N' Tandem until N' Tandem adopted certain changes to its organizational documents which permitted N' Tandem to purchase additional properties. After N' Tandem adopted these changes in the third quarter of 1998, the General Partners and representatives of N' Tandem negotiated the Purchase Prices and the other terms of the Sales. Representatives of N' Tandem agreed to pay the full Appraised Value for the Partnership's remaining wholly owned Property and an amount for each Ownership Interest equal to the full value of the Ownership Interest based on the Appraised Values.

The Purchase and Sale Agreement

         General. The Purchase and Sale Agreement does not contain any seller representations and warranties. As a result, following the closing, N' Tandem will have no recourse against the Partnership in connection with the condition of, or other matters affecting, the Properties.

         Purchase Prices. The following table sets forth a list of the Partnership's wholly owned Property and the Ownership Interests and their respective values (based on the Appraised Values), the debt attributable to the Ownership Interests held by the Partnership, and the value of the Property or Ownership Interest after deducting attributable debt:

      Name of Property     Ownership %     Date Acquired     Value of Property or    Debt Attributable   Net Value of
                                                              Ownership Interest      to Property or     Property or
                                                              Before Indebtedness        Ownership        Ownership
                                                           Based on Appraised Value      Interest          Interest

    Sunset Vista              100%          April 1987         $   3,800,000                 0             $ 3,800,000
       Magna, UT
    Big Country Estates        60%         December 1986       $   1,620,000                 0             $ 1,620,000
       Cheyenne, WY
    Harmony Ranch              75%         December 1986       $   1,762,500             $   900,000       $   862,500
       Thonotosassa, FL
    Rancho Margate             33%        September 1995       $   2,112,000             $ 1,202,000       $   910,000
       Margate, FL
    Winter Haven               33%         October 1995        $   1,221,000             $   528,330       $   692,670
       Winter Haven, FL
    Apache East                25%         February 1997       $     495,000             $   276,123       $   218,877
       Phoenix, AZ
    Denali Park                25%         February 1997       $     861,250             $   480,378       $   380,872
                                                                ------------              ----------        ----------
        Phoenix, AZ
           Total                                               $  11,871,750             $ 3,386,831       $ 8,484,919



         N' Tandem has agreed to pay cash for the Property and Ownership Interests.

         Sales Expenses. The Partnership will pay certain closing costs customarily paid by sellers in the respective jurisdictions in which the Properties are located, including the seller's portion of title insurance and escrow fees. The aggregate amount of such costs is expected to be approximately $142,000. There are no brokerage fees payable by the Partnership in connection with the Sales.

Solicitation Expenses

         The Partnership will bear the costs incurred in connection with this Consent Solicitation. The aggregate amount of such costs is expected to be approximately $125,000, which the Partnership expects to pay out of the proceeds from the Sales.

Estimate of Liquidating Distributions Payable to Limited Partners

         The following table sets forth the basis of the General Partners' estimate of the liquidating distributions payable to Limited Partners. The table assumes the Sales occurred as of September 30, 1998. The actual liquidating distributions will vary from the amount shown below depending upon the operating results of the Properties, the level of distributions, if any, to partners, capital expenditures for the Properties for the period October 1, 1998 through the closing date, and the amount of closing adjustments.


Aggregate Purchase Price for Properties and
Ownership Interests                                  $       11,871,750.00
 Less:     Outstanding mortgage indebtedness(1)      $       (3,386,831.00)
           Current liabilities
           Estimated Transactional expenses
           payable by the Partnership(2)             $         (267,000.00)
 Plus:     Cash, cash equivalents and
           other current assets                      $          500,000.00

Cash available for distribution                      $        8,717,919.00
 Allocable to Limited Partners(3)                    $        8,630,740.00
 Allocable to the General Partners                   $           87,179.00
Estimated Cash available for distribution per Unit(3)$               44.18

(1) Based on amounts outstanding, including accrued interest, as of September 30, 1998, on debt attributable to THE Ownership Interests.
(2) See "-- The Purchase and Sale Agreement -- Expenses" and "--Solicitation Expenses." (3) Based on 195,366 Units outstanding as of the Record Date.

         Since the organization of the Partnership, total distributions to Limited Partners have amounted to approximately $14,366,800.00 (or an average of approximately $73.54 per Unit). If the Sales are completed and the liquidating distributions estimated above are paid to Limited Partners, total distributions to Limited Partners will amount to approximately $22,997,627.00 (or an average of approximately $117.72 per Unit), compared to an initial purchase price for each Unit of $100.00.

         As the Partnership is not making any representations and warranties under the Purchase and Sale Agreement, the General Partners do not intend to reserve any funds out of the cash available for liquidating distributions to fund contingent liabilities arising out of potential claims or litigation which might arise after the Sales are consummated, and the full amount of the net proceeds from the Sales will be distributed to the Partners as soon as practicable following the closing.

Recommendation of the General Partners

         The General Partners believe that the Sales and the Plan of Liquidation are (i) consistent with the Original Objectives of the Partnership, (ii) contemplated by the terms of the Partnership Agreement, (iii) consistent with the desires and current investment objectives of a majority of the holders of the Units, and (iv) superior to any alternative courses of action that the General Partners believe are available to the Partnership. Accordingly, the General Partners believe that the terms of the Sales are fair to, and in the best interests of, the Limited Partners and have approved the Sales and the Plan of Liquidation and recommend their approval by the Limited Partners. In reaching this determination the General Partners considered among other things, the following factors:

         In each instance, N' Tandem is paying the full Appraised Value for the Properties, without a discount for the fact that the Partnership owns only a minority Ownership Interest in the majority of the Properties;

         N' Tandem is willing to buy all of the Partnership's Properties at their full Appraised Value, something the General Partners believe most third parties would be unwilling to do;

         Due to N' Tandem's Advisor's familiarity with the Properties, it is willing to purchase the Properties "as-is," and without representations and warranties from the Partnership;

         Because N' Tandem is buying the Properties in a single transaction, and is buying such Properties without representations and warranties from the Partnership, the General Partners will be able to wind up the Partnership, and make full liquidating distributions (without any holdback for future contingencies) promptly upon the approval of the Sales and the Plan of Liquidation by the Limited Partners;

         The Sales do not involve any brokerage commissions payable by the Partnership; and

         The other expenses likely to be incurred by the Partnership in connection with the Sales are expected to be substantially lower than if the Properties were sold to a third party.

         The General Partners also believe that the Sales are procedurally fair to the Limited Partners, based in part on the following factors:

         The Properties have been independently appraised by MAI certified appraisers, and the fact that N' Tandem is paying the full value of the Properties based on the Appraised Values;

         The Sales are subject to the approval of Limited Partners holding not less than a majority of the issued and outstanding Units; and

         The Sales have been structured to provide the Partnership and Limited Partners with benefits that are not likely to be available in a sale to a different party.

         In reaching their determination that the Sales are fair to, and in the best interests of, the Limited Partners, the General Partners also considered potentially negative aspects of the Sales, including the various factors and information set forth under "Risk Factors" and elsewhere in this Consent Solicitation Statement, including the following:

          The Partnership has engaged in limited marketing efforts with respect to the Properties and the Partnership does not intend to take significant actions to market or sell the Properties pending the results of this Consent Solicitation;

          The Managing General Partner of the Partnership is the Advisor to N' Tandem pursuant to the Advisory Agreement. Under the Advisory
         Agreement, the Managing General Partner is entitled to (i) annual advisory fees based on the value of N' Tandem's assets, (ii) brokerage commissions in connection with acquisitions of properties, and (iii) a subordinated incentive fee payable on a liquidation of N' Tandem based on N' Tandem's performance. In connection with the Sales the Managing General Partner will receive a brokerage commission from N' Tandem equal to 3% of the Purchase Price for each Property or Ownership Interest, or $356,153. Chateau, which is the sole stockholder of the Managing General Partner, owns approximately 9.8% of the outstanding capital stock of N' Tandem;

          It is possible that the future performance of the Properties will improve or that prospective buyers may be willing to pay more for the Properties in the future. It is possible that Limited Partners might earn a higher return on their investment if the Partnership retained ownership of the Properties. By approving the Sales, Limited Partners will also be foregoing certain current benefits of ownership of the Properties, such as continuing distributions;

          The General Partners have not in connection with the Sales sought to obtain an opinion relating to the fairness, to the Limited Partners, of the Sales;

          The Sales will have a tax impact on Limited Partners, producing ordinary income attributable to accelerated depreciation recapture of approximately $14.76 per Unit.

         The foregoing discussion of the positive, negative and other information and factors considered by the General Partners is not intended to be exhaustive. The General Partners did not assign relative weights to the above factors or determine that any factor was of particular importance. A determination of various weightings would, in the view of the General Partners, be impractical. Rather the General Partners viewed their position and recommendations as being based on the totality of the information presented to, and considered by, them.

Alternatives Considered

         Under the Partnership Agreement, the term of the Partnership is through December 31, 1997. Pursuant to the Partnership Agreement, the General Partners required to proceed with a winding up and liquidation of the Partnership, and to take such actions as are required to cause the partners of the Partnership to receive liquidating distributions. Accordingly, the General Partners are not in a position to, and did not consider, any alternatives other than to proceed with selling the Properties.

         While the General Partners did consider the possibility of selling the Properties to parties other than N' Tandem, the General Partners ultimately concluded that such alternative transactions would not be likely to result in the distribution of greater proceeds to the Limited Partners.

Nature of Ownership Interests in Properties

         Properties Owned by Limited Partnerships in which the Partnership is a Limited Partner. Each of the Rancho Margate, Winter Haven, Apache East and Denali Park Estates Properties is owned by a limited partnership (the "Limited Partnerships") and each of the Ownership Interests of the Partnership in such Properties is in the form of a limited partner interest in such Limited Partnerships. Under the agreements of limited partnership of the Limited Partnerships, virtually all management, business and other decisions relating to the properties owned by such Limited Partnerships are within the control and discretion of the Managing General Partner, and the limited partners have no control over the management of, and decisions with respect to the properties owned by such Limited Partnership, including, without limitation, any disposition of any such property.

         Although the limited partners in each Limited Partnership (including the Partnership) can legally sell their limited partner interests in any Limited Partnership, the transferee of any such limited partner interest will be entitled to the full benefits relating to the limited partner interest only if the Managing General Partner, as general partner of such limited Partnership, in its sole discretion, determines to admit such transferee as a limited partner of such Limited Partnership. If the Managing General Partner fails to do so, the transferee generally will be entitled only to the economic benefits relating to the limited partner interest, but would not be entitled to certain other rights (such as voting rights) conferred upon such limited partners under the partnership agreement of such Limited Partnership and by law.

         The Rancho Margate and Winter Haven Properties are owned by Windsor Park 456 ("Windsor Park 456"), a California limited partnership. The Partnership is a 33% limited partner in Windsor Park 456. The Managing General Partner, in addition to being the sole general partner of the Windsor Park 456 is also the sole general partner of Windsor Park Properties 5, a California limited partnership ("Windsor 5"), and Windsor Park Properties 6, a California limited partnership ("Windsor 6"), which partnerships own the remaining 67% limited partner interests in Windsor Park 456.

         The Apache East and Denali Park Estates Properties are owned by Windsor Park 345 ("Windsor Park 345"), a California limited partnership. The Partnership is a 25% limited partner in Windsor Park 345. The Managing General Partner is the sole general partner of Windsor Park 345, and of Windsor Park Properties 3, a California limited partnership ("Windsor 3"), Windsor 5, Windsor 6 and Windsor Park Properties 7, a California limited partnership ("Windsor 7"), and is the Advisor to N' Tandem, which together own the remainder of the limited partner interests in Windsor Park 345. N' Tandem has an 11% limited partner interest in Windsor Park 345.

         Properties Owned Pursuant to Joint Venture Agreements. The Partnership owns (i) a 60% undivided interest in Big Country Estates as a tenant in common with Windsor 3, which owns a 40% undivided interest in the Property; (ii) a 75% undivided interest in Harmony Ranch, as a tenant in common with Windsor 3, which owns the remaining 25%. Each of the Partnership's Ownership Interests in the Big Country Estates and Harmony Ranch Properties are subject to joint venture agreements relating to such Properties between the Partnership and Windsor 3. Pursuant to the Purchase and Sale Agreement, the Partnership will assign its rights under the respective joint venture agreements to N' Tandem at the closing.

         Difficulty of Selling Ownership Interests to Third Party Buyers. Given the limited rights and control that holders of Ownership Interests have with respect to the Properties owned by the Limited Partnerships, or pursuant to joint venture agreements, the General Partners believe that finding third party buyers willing to pay full value for the Ownership Interests based on the Appraised Values would be extremely difficult, and believes that efforts to sell such Ownership Interests to third parties are likely to result in purchase prices below the Purchase Prices, and substantially higher selling expenses and would result in substantially lower liquidating distributions to the Limited Partners.


                                   APPRAISALS

         Each of the appraisers (the "Appraisers") is MAI certified and was selected based upon such Appraiser's expertise and/or experience within the geographic area that each Property was located, as well as such Appraiser's familiarity with valuing real estate underlying manufactured home communities. Each of the Appraisals set forth the Appraised Values of the Properties as of December 1997, except for Harmony Ranch Property which was reappraised as in December 1998, in light of the flooding problems that occurred at such Property.

         A brief description of the Appraisals, including the appraised values of the Properties ("Appraised Values") is set forth below. The Appraisals are based on conditions as of their respective dates. Subsequent developments could have a material effect on the valuations stated therein.

Summary of Methodology of Appraisals

         The Appraisers typically considered two approaches to value: (i) the income capitalization approach, and (ii) the sales comparison approach. The income capitalization approach involves an economic analysis of the property based on its potential to provide future net annual income. The sales comparison approach involves a comparative analysis of the subject property with other similar properties that have sold recently or that are currently offered for sale in the market. The final Appraised Value for each Property was based upon an appropriate weighted average of the values resulting from these two approaches, as determined by the Appraiser of such Property.

         Valuation Methodology -- Income Capitalization Approach. The income capitalization approach to value is an approach through which an appraiser derives a value indication for income-producing property by converting anticipated benefits, i.e., cash flows and reversion, into property value. The present value of future benefits or cash flows from a rental income of a property can be measured. This income stream and anticipated resale value of a property or reversion, are then capitalized into a present, lump sum value. Two basic formulas are used in this approach - income divided by rate equals value, or income times a factor equals value.

         For each of the Properties, income stream is in the form of net operating income produced through the collection of rents, deducting the appropriate vacancy and credit loss, adding other income if any, then deducting expenses. The net operating income is then capitalized by an overall rate obtained from the market, indicating a value.

         The income capitalization approach valuations for each Property have been based in part upon information supplied to the Appraisers by the Partnership, including but not limited to: rent rolls, building reports; lease information; financial schedules of current lease rates, income, expenses, cash flow and related financial information; property descriptive information; prior appraisals; and, where appropriate, proposed sales terms, sales agreements and supporting documentation. The Appraisers relied upon such information and assumed that the information provided by the Partnership was accurate and complete and generally did not attempt to independently verify such information.

         The Appraisers also interviewed and relied upon the Partnership's management personnel to obtain information relating to the condition of each Property, including any deferred maintenance, capital budgets, environmental conditions, status of on-going or newly planned Property additions, reconfiguration, improvements, and other factors affecting the physical condition of the Property improvements. The Appraisers also interviewed the Partnership's management personnel regarding competitive conditions in property markets, trends affecting the Properties, certain lease and financing factors, and historical and anticipated lease revenues and expenses and reviewed historical operating statements for the Properties.

         Based on the lease and market rent analysis, rental revenue projections were developed for each Property based on the terms of existing leases and on an analysis of market rents and historical rents achieved at each of the Properties. Expenses were analyzed based upon a review of actual expenses for 1996 and 1997. The Appraisers also reviewed 1998 budgeted expenses for the Properties and published data on expenses for comparable properties.

         In its income approach analysis, the Appraisers utilized a discounted cash flow analysis. The discount rate employed was based on current acquisition criteria and target rates of return among real property investors.

         Valuation Methodology -- Sales Comparison Approach. The Appraisers also estimated the value of each Property based on the sales comparison approach. In the sales comparison approach, market value is estimated by comparing the subject property to similar properties that have been sold recently or for which offers to purchase have been made. A major premise of the sales comparison approach is that the market value of a property is directly related to the prices of comparable, competitive properties.

         There are five basic steps in the sales comparison approach: (i) research the market to locate sales of properties similar to the subject property; (ii) confirm and verify the sales price, terms of sale, physical characteristics, income characteristics and that the sale represents an arms-length transaction; (iii) identify relevant elements of comparison and analyze each sale for each unit; (iv) compare the subject property to the comparable sales and adjust each for relevant differences to establish comparability; and (v) reconcile the various indications of value into a market value estimate for the subject property.

         In conducting the Property valuations, the Appraisers also performed site inspections of the Properties. In the course of each Property site visit, information on the local market was gathered. Information gathered during the site inspection was supplemented by a review of published information concerning economic, demographic and real estate trends in the subject property's market.

         Assumptions, Limitations and Qualifications of Appraisals. The Appraisers utilized certain assumptions to determine the appraised value of the Properties.

         Events occurring after appraisal dates, and before the closing of the Sales could affect the Properties or assumptions used in preparing the Appraisals. The Appraisers have no obligation to update the Appraisals on the basis of subsequent events. In connection with preparing the Appraisals, the Appraisers were not engaged to, and consequently did not, prepare any written report or compendium of their analysis for internal or external use.

         Each of the Appraisers received customary and market-based fees in connection with the rendering of the Appraisals. The General Partners of the Partnership also utilized (i) Whitcomb Real Estate in connection with the original purchase by the Partnership of the Sunrise Village Property and the Partnership's Ownership Interest in Harmony Ranch, and the original purchase by Windsor Park 456 (as hereinafter defined) of the Rancho Margate and Winter Haven Properties; (ii) Landmark Valuation, Inc. in connection with the original purchase by the Partnership of the Big Country Estates Ownership Interest and the remaining Property; and (iii) Appraisal Technology, Inc. in connection with the original purchase by Windsor Park 345 (as hereinafter defined) of the Apache East and Denali Park Estates Properties. All Appraisers were paid usual and customary market based fees in connection with such original appraisals and neither the General Partners of the Partnership or the Partnership have utilized the Appraisers in any other capacity or has any relationship with any such Appraiser.

         Copies of the Appraisals (with or without Exhibits) are available for inspection and copying at the Partnership's principal executive offices during regular business hours by any interested Limited Partner, or any representative of a Limited Partner who has been designated in writing. Copies may also be obtained through the written request of any Limited Partner or representative, at the requestor's expense.

Description of Properties, Appraised Values and Ownership Interests

         Sunset Vista Estates. Sunset Vista Estates is a 208-space manufactured home community that can accommodate 142 single-wide and 66 double-wide manufactured homes. Amenities include an office, two playgrounds, pavilion/BBQ area, RV storage, tennis/basketball court, and swimming pool. The Appraisal was prepared as of December 15, 1997 by Landmark Valuation, Inc., Aurora, CO. The "as-is" Appraised Value of the Property is $3,800,000. The Partnership has a 100% ownership interest in this Property.

         Big Country Estates. Big Country Estates is a 255-space manufactured home community located at 3400 South Greeley Highway, Cheyenne, Wyoming. Amenities include a clubhouse, office and playground. The Appraisal was prepared as of November 24, 1997 by Landmark Valuation, Inc., Aurora, CO. The "as-is" Appraised Value of the Property is $2,700,000. The Partnership has a 60% ownership interest in this Property. There is no mortgage on this Property.

         Harmony Ranch. Harmony Ranch is a fully developed 194-space manufactured home community with a clubhouse and office, laundry and playground/recreation area located at 10321 Main Street, Thonotosassa, FL. The Appraisal was prepared as of November 17, 1997 by Whitcomb Real Estate, Tampa, FL. The initial "as-is" Appraisal Value of the Property was $2,560,000. The Property experienced substantial flooding in 1998, and was re-appraised by Whitcomb Real Estate in December 1998 for $2,350,000. There is an outstanding mortgage on this Property securing $1,200,000 of indebtedness which is expected to continue following any Sale. The Partnership has a 75% ownership interest in this Property.

         Rancho Margate. Rancho Margate is a fully developed 245-space manufactured home community, with a clubhouse, pool, laundry, shuffleboard and petangue courts and on-site office. The Appraisal was prepared as of November 20, 1997 by Whitcomb Real Estate, Tampa, FL. The "as-is" Appraised Value of the Property is $6,400,000. There is a mortgage on this Property securing indebtedness of $3,642,000 which will continue following the closing of the Sales. The Partnership has a 33% ownership interest in this Property.

         Winter Haven. Winter Haven is a fully developed 238-space manufactured home community, with a clubhouse, pool, laundry, shuffleboard courts and an on-site office. The Appraisal was prepared as of November 17, 1997 by Whitcomb Real Estate, Tampa, FL. The "as-is" Appraised Value of the Property is $3,700,000. There is a mortgage on this Property securing indebtedness of $1,601,000 which will continue following the closing of the Sales. The Partnership has a 33% ownership interest in this Property.

         Apache East. Apache East Estate is a 123-space adult manufactured home community located at 3800 South Tomahawk Road, Apache Junction, Arizona. The Appraisal was prepared as of November 10, 1997 by Appraisal Technology, Inc., Phoenix, AZ. The "as-is" appraised value of this Property is $1,980,000. This Property is adjacent to Denali Park Estates and there is a single mortgage covering both properties relating to outstanding indebtedness in the amount of $3,026,000 which will continue following the Sales. For purposes of calculating the value of the Apache East and Denali Park Estates Ownership Interests only, the Partnership has assumed that 36.5% of such indebtedness or $1,104,490 is allocable to the Apache East Property and that 63.5% of such indebtedness or $1,921,510 is allocable to the Denali Park Estates Property. This mortgage and the related indebtedness are to continue following the Sales. The Partnership has a 25% ownership interest in this Property.

         Denali Park Estates. Denali Park Estates is a 162-space adult manufactured home community located at 3405 South Tomahawk Road, Apache
Junction, AZ. The Appraisal was prepared as of November 10, 1997 by Appraisal Technology, Inc., Phoenix, AZ. The "as-is" appraised value of this Property is
$3,445,000. This Property is adjacent to Apache East and there is a single mortgage covering both properties relating to outstanding indebtedness in the amount of $3,026,000 which will continue following the Sales. For purposes of calculating the value of the Apache East and Denali Park Estates Ownership Interests only, the Partnership has assumed that 36.5% of such indebtedness or $1,104,490 is allocable to the Apache East Property and that 63.5% of such indebtedness or $1,921,510 is allocable to the Denali Park Estates Property. This mortgage and the related indebtedness are to continue following the Sales. The Partnership has a 25% ownership interest in this Property.


                        FEDERAL INCOME TAX CONSIDERATIONS

         The following is a brief summary of certain United States federal income tax consequences to Limited Partners arising from the Sales and liquidation of the Partnership. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), as currently in effect, applicable Treasury Regulations adopted thereunder, reported judicial decisions and Internal Revenue Service ("IRS") rulings all as of the date hereof, all of which are subject to prospective or retroactive change in a manner which could adversely affect Limited Partners.

         This summary is based on the assumption that Units in the Partnership are held as capital assets and does not purport to deal with Limited Partners in special tax situations such as insurance companies, financial institutions, tax-exempt entities, nonresident aliens and foreign corporations. Moreover, this summary does not address the possible consequences to Limited Partners under any state, local or foreign tax laws of the states and localities where they reside or otherwise do business or where the Partnership operates. AS SUCH, EACH LIMITED PARTNER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR CONCERNING THE CONSEQUENCES TO HIM OR HER OF THE SALE OF THE PROPERTIES AND OWNERSHIP INTERESTS AND LIQUIDATION OF THE PARTNERSHIP.

Overview

         The Sales should result in the recognition of gain by the Partnership and, therefore, should result in recognition of gain by Limited Partners. The amount of gain recognized by the Partnership with respect to each of the Properties and Ownership Interests will equal the difference between (i) the amount realized by the Partnership (i.e., the amount of cash received plus the amount of liabilities of the Partnership assumed by the Purchasers) and (ii) the Partnership's adjusted tax basis in each of the Properties and Ownership Interests. The aggregate gain expected to be recognized by the Partnership on the Sales is approximately $2,965,573. This gain will be allocated among the partners of the Partnership in accordance with the terms of the Partnership Agreement. These provisions will result in the allocation of approximately $2,935,917 of taxable gain on the Sales to Limited Partners (or an average of $15.03 per Unit). Upon liquidation of the Partnership, a Limited Partner will recognize gain or loss equal to the difference between the cash received by such Limited Partner and the adjusted tax basis of such Limited Partner's Units. It is expected that a Limited Partner will recognize an average of approximately
$10.80 of loss per Unit on liquidation. The gain per Unit resulting from the Sales is primarily caused by the fact that the Partnership generated tax losses in prior years that were allocated to Limited Partners. Limited Partners should be aware that all of the per-Unit amounts stated above may vary for each Limited Partner depending on the historical losses allocated and cash distributions to such Limited Partner.

Taxation on the Sales

         Tax Consequences of the Sales. The Sales should result in the recognition of gain by the Partnership and, therefore, should result in recognition of gain by Limited Partners. The amount of gain recognized by the Partnership with respect to each of the Properties and Ownership Interests will equal the difference between (i) the Partnership's amount realized (i.e., the amount of cash received increased by the amount of liabilities of the Partnership assumed or taken subject to by the Purchaser) and (ii) the Partnership's adjusted tax basis in each of the Properties and Ownership Interests. The aggregate gain expected to be recognized by the Partnership on the Sales is approximately $2,965,573.

         Allocation of Gain. The $2,965,573 gain recognized by the Partnership in the year of Sales will be allocated among the partners in accordance with the terms of the Partnership Agreement. These provisions will result in an allocation of approximately $2,935,917 of taxable gain on the Sales to Limited Partners (or an average of $15.03 per Unit). The gain per Unit resulting from the Sales is primarily caused by the fact that the Partnership generated tax losses in prior years that were allocated to Limited Partners. See "-- Income Tax Rates/Taxation of Gains and Losses," below.

         Characterization of Gain or Loss. In general, gains (other than the amount of gain attributable to certain depreciation recapture, which would be classified as ordinary income, and gain attributable to Ownership Interests that are partnership interests) recognized with respect to the Sales should be treated as recognized from the sale of a "Section 1231" asset (i.e., real property and depreciable assets used in a trade or business and held for more than one year). A Limited Partner's share of gains from the sale of Section 1231 assets of a Partnership will be combined with any other Section 1231 gains and losses recognized by such Limited Partner in that year. If the result is a net loss, such loss is characterized as an ordinary loss. If the result is a net gain, such gain is characterized as a capital gain; provided, however, that such gain will be treated as ordinary income to the extent the Limited Partner has "non-recaptured" Section 1231 losses. For these purposes, "non-recaptured"
Section 1231 losses means a Limited Partner's aggregate Section 1231 losses for the five most recent prior years that have not previously been recaptured.

         In general, gain or loss recognized with respect to the Sale of Ownership Interests that are partnership interests will be gain or loss from the sale or exchange of a capital asset. However, any amount received in exchange for a partnership interest attributable to a partnership's "unrealized receivables" (including certain depreciation recapture) or "inventory items" will be considered to be gain or loss from the sale or exchange of property other than a capital asset.

         For purposes of the passive activity loss limitations of Section 469 of the Code, gains recognized from the Sales generally will be treated as passive activity income.

Liquidation of the Partnership

         Tax Consequences of Liquidation. Upon liquidation of the Partnership, a Limited Partner will recognize gain or loss equal to the difference between the cash received by such Limited Partner (including the Limited Partner's share of partnership liabilities under Section 752 of the Code assumed by the Purchaser) and the adjusted tax basis of the Limited Partner's Units, adjusted by such Limited Partner's allocable share of income, gain or loss arising from normal Partnership operations for the year of liquidation and the sale of the Properties in the year of liquidation. See "-- Taxation on Sales -- Allocation of Gain" above. It is expected that a Limited Partner will recognize an average of approximately $10.80 of loss per Unit on liquidation of the Partnership.

         Characterization of Gain or Loss. Any gain or loss recognized by a Limited Partner on liquidation of the Partnership should be treated as gain or loss from the sale of a capital asset if the Units are held as a capital asset by the Limited Partner. Such gain or loss generally will be treated as passive gain or loss pursuant to Section 469 of the Code.

Income Tax Rates/Taxation of Gains and Losses

         The Taxpayer Relief Act of 1997 and the IRS Restructuring and Reform Act of 1988 contain significant changes to the taxation of capital gains of individuals, trusts and estates. The maximum rate of tax on net capital gains of individuals, trusts and estates from the sale or exchange of capital assets held for more than one year has been reduced to 20%, and the maximum rate for net capital gains attributable to the sale of depreciable real property held for more than one year (other than certain depreciation recapture taxable as ordinary income) is 25% to the extent of the deductions for depreciation with respect to such property. The current maximum tax rate on ordinary income of individuals is 39.6%. This disparity in tax rates could be beneficial to individual Limited Partners with suspended losses attributable to the Partnership. Since a Limited Partner will be considered to have disposed of his or her entire interest in the Partnership, such Limited Partner will be entitled to deduct all suspended passive losses from the Partnership against any ordinary income earned by such Limited Partner in the year of liquidation of the Partnership or use such suspended losses to offset any gain allocable to such Limited Partner on the Sales. Capital gains of individuals and corporate taxpayers can be offset by capital losses. However, capital losses can be deducted, in any year, only to the extent of a Limited Partner's capital gains plus, in the case of an individual, taxable income of up to $3,000.


             CONSENT PROCEDURES; TRANSACTIONS AUTHORIZED BY CONSENTS

         The consents being solicited hereby (the "Consents") will authorize the General Partners: (i) to complete the Sales at any time on or prior to September 30, 1999, and to proceed with the Plan of Liquidation; and (ii) to take all actions necessary or appropriate, as determined by the General Partners, to complete the Sales and to proceed with the Plan of Liquidation, including, without limitation, agreeing to any changes to the Purchase and Sale Agreement or waiving any provision of the Purchase and Sale Agreement, provided that any such change does not, in the reasonable judgment of the General Partners, have a material adverse effect on Limited Partners, or is otherwise in the best interests of the Limited Partners.

         Consents are being solicited from the Limited Partners as required by the Partnership Agreement which provides that such transactions must be approved by Limited Partners owning a majority of the issued and outstanding Units.

         The Consents being sought are for approval of the Sales and the Plan of Liquidation and not for the approval of any individual Sale. If sufficient Consents approving the Sales and the Plan of Liquidation are received, the Partnership intends to consummate the Sales and proceed with the Plan of Liquidation. If sufficient Consents are not received, the Partnership intends to explore such alternatives as may be available to it.

         Set forth below are the procedures to be followed by Limited Partners in order to consent to, abstain from, or deny consent to, the Sales and the Plan of Liquidation. A form of Consent was mailed to Limited Partners along with this Consent Solicitation Statement. These procedures must be strictly followed in order for the instructions of a Limited Partners as marked on such Consent to be effective:

         1. A Limited Partner may make his or her election on the Consent only during the solicitation period commencing upon the date of delivery of this Consent Solicitation Statement and continuing until the earlier of (i) January 31, 1999 or such later date as may be determined by the General Partners, and (ii) the date upon which the General Partners determine that holders of not less than a majority of all issued and outstanding Units have consented to the Sale, (the "Solicitation Period").

         2. Each Limited Partner must consent to, deny consent to, or abstain from consenting to the Sales and the Plan of Liquidation with respect to all Units held by such Limited Partner. The effect of abstaining or failing to sign and return the consent form will be the same as denying consent.

         3. All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the Consent will be determined by the General Partners, whose determination will be final and binding. The General Partners reserve the absolute right to reject any or all Consents that are not in proper form or the acceptance of which, in the opinion of the General Partners, would be unlawful. The General Partners also reserve the right to waive any irregularities or conditions of the Consent as to particular Units. Unless waived, any irregularities in connection with the Consents must be cured within such time as the General Partners shall determine.

         4. A Consent delivered by a Limited Partner may be changed prior to the expiration of the Solicitation Period by delivering to the Partnership a substitute Consent, properly completed and executed, together with a letter indicating that the Limited Partner's prior consent has been revoked.

         5. Limited Partners are encouraged to return a properly completed and executed Consent in the enclosed envelope prior to the expiration of the Solicitation Period.

         6. A Limited Partner submitting a signed but unmarked Consent will be deemed to have consented to the Sales and the Plan of Liquidation.

         Each Limited Partner is requested to complete, date and sign the accompanying form of consent and return same to Arlen Capital, LLC, 1650 Hotel Circle North, Suite 200, San Diego, CA 92108, which has been appointed to serve as the solicitation agent for the proposed transaction (the "Solicitation Agent"). If the consent solicitation period is extended, the General Partners will give written notice of such extension to all Limited Partners. For more information concerning this solicitation, Limited Partners may call the Solicitation Agent at 800-553-4039. The costs of this consent solicitation, including fees payable to the Solicitation Agent, will be borne by the Partnership.

Solicitation of Consents

         In addition to soliciting consents by mail, consents may be solicited by directors, officers and employees of the General Partners and their affiliates, who will not receive additional compensation therefor, by personal interview, telephone, telegram, courier service, or similar means of communication. In addition, the General Partners have retained Arlen Capital, LLC as solicitation agent to solicit consents to the Sales from Limited Partners, administer the delivery of information to Limited Partners and receive and tally votes (the "Solicitation Agent").

         Under the solicitation agreement between the Partnership Arlen Capital, LLC (the "Solicitation Agreement"), the Partnership has agreed to pay Arlen Capital a base fee of $7,335 plus an additional per Unit fee for re-mails and incoming and outgoing phone calls, plus expenses. The General Partners expect that the total amount payable under the Solicitation Agreement will not exceed $15,000.

Record Date; Required Vote

         The close of business on December 2, 1998 has been fixed as the Record Date for determining Limited Partners entitled to Consent to the Sales and the Plan of Liquidation. As of the Record Date, there were 195,366 Units outstanding held of record by a total of 2,424 Limited Partners. Pursuant to the Partnership Agreement, the Sales and the Plan of Liquidation require Consents of Limited Partners holding at least a majority of the outstanding Units.

         As of the Record Date, the General Partners and/or their affiliates held and are entitled to exercise voting rights with respect to an aggregate of 1,000 Units, representing approximately 0.5% of the outstanding Units of the Partnership. It is expected that the General Partners and their affiliates will consent to the Sales and the Plan of Liquidation with respect to all Units for which they hold voting rights. Counting such Units, approval of the unaffiliated Limited Partners holding 96,683 Units, representing 49.5% of all other outstanding Units, is required.

No Appraisal or Dissenters' Rights

         If Limited Partners owning the requisite number of Units in the Partnership consent to the Sales and the Plan of Liquidation, all Limited
Partners of the  Partnership  will be bound by such consent,  including  Limited
Partners who have not returned their consents or who have abstained from or denied consent. None of the Partnership Agreement, California law or the proposed terms and conditions of the Sales or the Plan of Liquidation and provide objecting Limited Partners with the right to exercise any dissenters', appraisal or similar rights.

Consequences If Consents Are Not Obtained

         If sufficient consents to proceed with the Sales and the Plan of Liquidation are not obtained, the General Partners intend to proceed to explore such alternatives as may be available to the Partnership. See "Reasons For and Background of the Sales; Recommendation of General Partners," and "Alternatives Considered."

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents (or portions thereof) filed with the Commission by the Partnership (File No. 0-15700) pursuant to the Exchange Act are incorporated herein by reference:

          (i)             Item  6,   "Management's   Discussion  and  Analysis,"
                          contained in the Partnership's Annual Report on Form 10-KSB for the year ended December 31, 1997;

          (ii)            Item  7,  "Financial   Statements"  contained  in  the
                          Partnership's Annual Report on Form 10-KSB for the year ended December 31, 1997;

          (iii) The Partnership's Current Report on Form 8-K filed on January 27, 1998 and the related Form 8-K/A dated February 3, 1998;

          (iv) Item 2, "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the Partnership's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1998 and Quarterly Reports on Form 10-QSB/A for the quarters ended June 30, 1998 and September 30, 1998.

          (v) Item 1, "Financial Statements" contained in the Partnership's Form 10-QSB Quarterly Reports for the quarter ended March 31, 1998, and Quarterly Reports on Form 10-QSB/A for the quarters ended June 30, 1998 and September 30, 1998.

           Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Consent Solicitation Statement to the extent that a statement contained herein or in any other subsequently filed document that is incorporated by reference herein modifies or supersedes such earlier statement. Any such statements modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Consent Solicitation Statement.

           Copies of any or all of the documents specifically incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents) will be furnished without charge to each person, including any beneficial owner, to whom a copy of this Consent Solicitation Statement is delivered upon written or oral request. Requests should be made to: Windsor Park Properties 4 -- Investor Relations, 6430, S. Quebec St., Englewood, Colorado 80111.

Item 601(a) of Regulation S-K
Exhibit No.

23.1       Consent of Whitcomb Real Estate, Inc., dated December __, 1998*

23.2.      Consent of Landmark Valuation, Inc., dated December __, 1998*

23.3.      Consent of Appraisal Technology, Inc., dated December __, 1998*



-------------------------------------------
           * to be filed by Amendment

                           WINDSOR PARK PROPERTIES 4,

                        A California Limited Partnership
                            6430 South Quebec Street
                               Englewood, CO 80014


                THIS CONSENT IS SOLICITED BY THE GENERAL PARTNERS
                                       OF
                            WINDSOR PARK PROPERTIES 4

         The undersigned hereby gives written notice to the Partnership that, with respect to the proposal to sell all of the Partnership's remaining Properties, and Ownership Interests in Properties (the "Sales"), and proceed with the Plan of Liquidation, and to authorize the General Partners to take any and all actions that may be required in connection therewith, including, without limitation the execution on behalf of the Partnership of such amendments, instruments and documents as shall be necessary to effectuate the Sales and the Plan of Liquidation, the undersigned hereby:


Consents to the Sales and the Plan of    Denies Consent to the Sales and the      Abstains From Consenting to the

             Liquidation                         Plan of Liquidation             Sales and the Plan of Liquidation
                 [ ]                                     [ ]                                    [ ]

         The undersigned represents that he or she is the holder of Units. The undersigned acknowledges receipt from the General Partner of the Consent Solicitation Statement dated December __, 1998.

Dated:

                                             ______________________________
                                               Signature

                                             ______________________________
                                               Print Name



                                             ______________________________
                                               Signature (if held jointly)


                                             _______________________________
                                               Print Name


                                             _______________________________
                                               Title

Please sign exactly as name appears hereon. When Units are held by joint tenants, both should sign. When signing as an attorney, as executor, administrator, trustee or guardian, please give full title of such. If a corporation, please have this consent signed by a President or other authorized officer. If a partnership, please have this consent signed by a general partner. PLEASE FILL IN THE DATE OF THIS CONSENT AS CONSENTS MUST BE DATED TO BE VALID.

     PLEASE FILL OUT, SIGN AND RETURN THIS FORM BY 5:00 P.M. (NEW YORK CITY
                           TIME) ON JANUARY 31, 1999.